Exhibit 3-5

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED BYLAWS
OF
EN POINTE TECHNOLOGIES, INC.

The undersigned, who is the duly elected, qualified and acting Secretary of En Pointe Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby certify, as follows:

1.  Article V of the Amended and Restated Bylaws of the Corporation was amended and restated, by unanimous written consent of the Board the Directors of the Corporation dated December 17, 2007, to read in its entirety, as follows:

ARTICLE V

STOCK

Section 1.                      Certificates for Stock; Uncertificated Shares; Stock Records.  The shares of stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware.

(a)           Certificates for Stock.  Every owner of stock of the Corporation, upon written request to the transfer agent or the registrar of the Corporation, shall be entitled to have a certificate or certificates for shares of stock, to be in such form as the Board of Directors shall prescribe, certifying the number and class or series of shares of the stock of the Corporation owned by such owner.  The certificates representing shares of such stock shall be signed in the name of the Corporation by (i) the Chairman or Vice Chairman of the Board of Directors, or by the Chief Executive Officer, the President or any Vice President, and (ii) by the Chief Financial Officer, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.  Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates, or, upon request, uncertificated shares of stock, shall  be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 3 hereof.

(b)           Uncertificated Shares.  Shares of stock of the Corporation may be evidenced by registration in the owner’s name in uncertificated form on the books of the Corporation.  To the extent required by applicable law, within a reasonable time after the issuance or transfer of uncertificated shares of stock, the Corporation shall send or cause to be sent to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class or series of stock, or a statement that the Corporation will furnish without charge to each registered owner thereof who so requests, the powers, designations, preferences and relative rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Except as otherwise expressly provided by applicable law, the rights and obligations of the owners of uncertificated shares of stock and the rights and obligations of the owners of certificated shares of stock of the same class and series shall be identical.

(c)           Stock Records.  A record shall be kept of the respective names of the persons, firms or corporations owning shares of the Corporation’s stock, whether certificated or uncertificated, the number and class or series of shares owned thereby, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation.

Section 2.                     Signatures.  Any or all of the signatures on any such certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue.

Section 3.                     Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate or may issue uncertificated shares in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed.  The Corporation may, in the discretion of the Board of Directors and as a condition precedent to the issuance of such new certificate or uncertificated shares, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond (or other security) sufficient to indemnify it against any claim that may be made against the Corporation (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 4.                     Transfers of Stock.  Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such holder’s attorney-in-fact thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6 hereof, and, in the case of certificated shares of stock, upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon, or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions, payment of all taxes thereon and compliance with appropriate procedures for transferring shares in uncertificated form.  Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the shares, whether certificated or uncertificated, shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

Section 5.                     Record Holders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the record holder of shares to receive dividends, and to vote as such record holder, and to hold liable for calls and assessments a person registered on its books as the record holder of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 6.                     Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Amended and Restated Bylaws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.  It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and, in the case of certificated shares of stock, may require all such certificates to bear the signature or signatures of any of them.

2.           The foregoing amendments to the Amended and Restated Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on December 17, 2007.

/s/ Robert A. Mercer
Robert A. Mercer
Secretary